UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2006

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

SAVVIS, Inc., a Delaware corporation (the “Company”), is filing revised historical financial statements with this Form 8-K. The financial statements filed herewith were revised to reflect the 1-for-15 reverse stock split of the Company’s common stock that was effected on June 6, 2006. All share and per share information included in the accompanying consolidated financial statements and related notes thereto have been adjusted for the reverse stock split.

The following financial statements are deemed to be filed under the Securities Exchange Act of 1934, as amended:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

SAVVIS, Inc.

We have audited the accompanying consolidated balance sheets of SAVVIS, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SAVVIS, Inc. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of SAVVIS, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 10, 2006, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri

February 10, 2006, except for Note 22

for which the date is June 6, 2006

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$61,166	$55,369
Trade accounts receivable, less allowance for credits and uncollectibles of $9,995 and $13,750 as of December 31, 2005 and 2004, respectively	51,601	48,050
Prepaid expenses	7,166	9,733
Other current assets	8,960	5,271

Total Current Assets	128,893	118,423
Property and equipment, net	261,225	264,542
Intangible assets, net	8,531	15,218
Other non-current assets	10,997	8,067

Total Assets	$409,646	$406,250

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Payables and other trade accruals	$46,398	$50,350
Current portion of capital lease obligations	596	505
Other accrued liabilities	78,697	66,150

Total Current Liabilities	125,691	117,005
Long-term debt	275,259	171,051
Capital lease obligations, net of current portion	59,890	113,529
Other accrued liabilities	80,815	68,606

Total Liabilities	541,655	470,191

Commitments and Contingencies (Note 13)
Stockholders’ Equity (Deficit):
Series A Convertible Preferred stock at accreted value; $0.01 par value, 210,000 shares authorized; 203,070 shares issued as of December 31, 2005 and 2004; 202,490 shares outstanding as of December 31, 2005 and 2004	305,173	272,137
Common stock; $0.01 par value, 1,500,000,000 shares authorized; 12,089,852 and 12,024,084 shares issued as of December 31, 2005 and 2004, respectively; 12,089,852 and 12,021,998 shares outstanding as of December 31, 2005 and 2004, respectively	1,813	1,804
Additional paid-in capital	365,545	384,847
Accumulated deficit	(790,534)	(721,263)
Deferred compensation	(11,709)	(515)
Treasury stock, at cost, 2,086 shares as of December 31, 2004	—	(16)
Accumulated other comprehensive loss	(2,297)	(935)

Total Stockholders’ Equity (Deficit)	(132,009)	(63,941)

Total Liabilities and Stockholders’ Equity (Deficit)	$409,646	$406,250

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	Years Ended December 31,
	2005	2004	2003
Revenue	$667,012	$616,823	$252,871
Operating Expenses:
Cost of revenue(1)	435,148	437,963	163,606
Sales, general, and administrative expenses(2)	152,564	164,483	90,498
Depreciation, amortization, and accretion	74,888	72,065	55,346
Restructuring charges, net	3,340	—	7,903
Integration costs	2,745	27,675	—
Loss on sale of data center	—	—	8,106
Non-cash equity-based compensation(3)	2,003	11,086	13,989

Total Operating Expenses	670,688	713,272	339,448

Loss From Operations	(3,676)	(96,449)	(86,577)
Net interest expense and other	65,393	52,349	7,456

Net Loss	(69,069)	(148,798)	(94,033)
Accreted and deemed dividends on Series A Convertible Preferred stock	41,715	37,247	33,323

Net Loss Attributable to Common Stockholders	$(110,784)	$(186,045)	$(127,356)

Basic and Diluted Loss per Common Share	$(9.19)	$(24.54)	$(20.16)

Basic and Diluted Weighted Average Common Shares Outstanding(4)	12,060,647	7,580,745	6,315,874

(1)	Excludes $0.4 million, $0.1 million, and $2.0 million of non-cash equity-based compensation for the years ended December 31, 2005, 2004, and 2003, respectively, which are reported separately; also excludes depreciation, amortization, and accretion reported separately.
(2)	Excludes $1.6 million, $11.0 million, and $12.0 million of non-cash equity-based compensation for the years ended December 31, 2005, 2004, and 2003, respectively, which are reported separately; also excludes depreciation, amortization, and accretion reported separately.
(3)	Includes $10.3 million and $3.4 million of non-cash equity-based compensation relating to the vesting of certain Constellation Ventures performance warrants for the years ended December 31, 2004 and 2003, respectively, as described in Note 14.
(4)	As the effects of including the incremental shares associated with options, warrants, unvested restricted stock, and Series A Convertible Preferred stock are anti-dilutive, they are not included in the diluted weighted average common shares outstanding. Diluted common shares on an as-converted basis were 40,744,354, 38,461,675, and 29,131,512 as of December 31, 2005, 2004, and 2003, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Years Ended December 31,
	2005	2004	2003
Cash Flows from Operating Activities:
Net loss	$(69,069)	$(148,798)	$(94,033)
Reconciliation of net loss to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	74,888	72,065	55,346
Non-cash portion of restructuring charges	(2,365)	—	7,903
Non-cash equity-based compensation	2,003	11,086	13,989
Loss on sale of data center	—	—	8,106
Accrued interest	48,532	50,899	6,996
Write-off of deferred financing costs	2,666	—	—
Net changes in operating assets and liabilities, net of effects from acquisition:
Trade accounts receivable	(2,558)	(8,309)	3,812
Prepaid expenses and other current and other non-current assets	(9,113)	11,332	336
Deferred revenue	16,369	294	646
Payables and other trade accruals	(1,683)	(3,437)	(4,245)
Other accrued liabilities	3,187	(11,889)	859

Net cash provided by (used in) operating activities	62,857	(26,757)	(285)

Cash Flows from Investing Activities:
Payments for capital expenditures	(56,366)	(31,308)	(18,824)
Payments for acquisition, net of cash received	—	(116,477)	—
Other investing activities	(133)	1,648	(3,118)
Proceeds from sale of data center	—	—	35,000

Net cash provided by (used in) investing activities	(56,499)	(146,137)	13,058

Cash Flows from Financing Activities:
Payments under capital lease obligations	(53,880)	(10,052)	(15,769)
Proceeds from borrowings on revolving credit facility	58,000	—	—
Proceeds from issuance of subordinated debt and associated warrants	—	200,000	—
Net changes in restricted cash	—	7,973	(1,459)
Other financing activities	(3,548)	1,546	1,429

Net cash provided by (used in) financing activities	572	199,467	(15,799)
Effect of exchange rate changes on cash and cash equivalents	(1,133)	623	(960)

Net Increase (Decrease) in Cash and Cash Equivalents	5,797	27,196	(3,986)
Cash and Cash Equivalents, Beginning of Year	55,369	28,173	32,159

Cash and Cash Equivalents, End of Year	$61,166	$55,369	$28,173

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$14,824	$2,326	$304
Non-Cash Investing and Financing Activities:
Accreted and deemed dividends on Series A Convertible Preferred stock	$41,715	$37,247	$33,323
Assets and obligations acquired under capital leases	304	52,000	—

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(dollars in thousands)

	Number of Shares Outstanding				Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accu- mulated Deficit	Deferred Compen- sation	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Treasury Stock
Balance at December 31, 2002	203,070	—	6,270,663	(2,105)	$217,006	$—	$941	$351,772	$(478,432)	$(12,270)	$(16)	$(2,084)	$76,917
Net loss									(94,033)				(94,033)
Foreign currency translation adjustments												(113)	(113)

Comprehensive loss													(94,146)
Deemed dividends on Series A Convertible Preferred stock					33,323			(33,323)					—
Beneficial conversion feature of deemed dividends on Series A Convertible Preferred stock					(6,918)			6,918					—
Legal fees related to the issuance of Series A Convertible Preferred stock					(77)								(77)
Issuance of common stock upon exercise of stock options			161,263	19			24	1,405					1,429
Issuance of warrants								3,400					3,400
Issuance of immediately vested stock options with exercise price below market value on date of grant								961					961
Recognition of deferred compensation costs								(243)		10,832			10,589

Balance at December 31, 2003	203,070	—	6,431,926	(2,086)	243,334	—	965	330,890	(572,465)	(1,438)	(16)	(2,197)	(927)

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)

(dollars in thousands)

	Number of Shares Outstanding				Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accu- mulated Deficit	Deferred Compen- sation	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Treasury Stock
Balance at December 31, 2003	203,070	—	6,431,926	(2,086)	243,334	—	965	330,890	(572,465)	(1,438)	(16)	(2,197)	(927)
Net loss									(148,798)				(148,798)
Foreign currency translation adjustments												1,262	1,262

Comprehensive loss													(147,536)
Deemed dividends on Series A Convertible Preferred stock					37,247			(37,247)					—
Beneficial conversion feature of deemed dividends on Series A Convertible Preferred stock					(7,749)			7,749					—
Conversion of Series A Convertible Preferred stock	(580)		61,839		(695)		9	686					—
Issuance of Series B Convertible Preferred stock		6,552,886				66		65,806					65,872
Conversion of Series B Preferred stock		(6,552,886)	4,368,590			(66)	656	(590)					—
Vesting of performance warrants								10,338					10,338
Common stock warrant exercises			636,476				95	(95)					—
Issuance of common stock upon exercise of stock options			230,485				35	2,136					2,171
WAM!NET earn-out payment			294,768				44	5,350					5,394
Recognition of deferred compensation costs								(176)		923			747

Balance at December 31, 2004	202,490	—	12,024,084	(2,086)	272,137	—	1,804	384,847	(721,263)	(515)	(16)	(935)	(63,941)

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)

(dollars in thousands)

	Number of Shares Outstanding				Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accu- mulated Deficit	Deferred Compen- sation	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Treasury Stock
Balance at December 31, 2004	202,490	—	12,024,084	(2,086)	272,137	—	1,804	384,847	(721,263)	(515)	(16)	(935)	(63,941)
Net loss									(69,069)				(69,069)
Foreign currency translation adjustments												(1,362)	(1,362)

Comprehensive loss													(70,431)
Deemed dividends on Series A Convertible Preferred stock					41,715			(41,715)					—
Beneficial conversion feature of deemed dividends on Series A Convertible Preferred stock					(8,679)			8,679					—
Issuance of common stock upon exercise of stock options			105,834	2,086			16	868			16		900
Issuance of restricted stock and restricted stock units			10,000				1	13,214		(13,215)			—
Repurchase and retirement of common stock			(50,066)				(8)	(330)	(202)				(540)
Recognition of deferred compensation costs								(18)		2,021			2,003

Balance at December 31, 2005	202,490	—	12,089,852	—	$305,173	$—	$1,813	$365,545	$(790,534)	$(11,709)	$—	$(2,297)	$(132,009)

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data and where indicated)

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

SAVVIS, Inc. (the Company) is a global information technology (IT) services company delivering integrated hosting, network, digital content services, industry solutions, security, and professional services to businesses around the world and to various segments of the U.S. federal government.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from such estimates and assumptions. Estimates used in the Company’s consolidated financial statements include, among others, accruals for commercial disputes and billing errors by vendors, allowance for credits and uncollectibles, valuation of the Subordinated Notes and warrants, valuation of the fair value of certain liabilities assumed in the acquisition of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc., together with the assets of certain of their affiliates (collectively, CWA—see Note 3), and the valuation of long-lived assets. In addition, certain amounts from prior years have been reclassified to conform to the current year presentation.

On May 10, 2006, the Board of Directors of the Company declared a 1-for-15 reverse stock split of the Company’s common stock (see Note 22). The record date for the reverse stock split was June 5, 2006 and the effective date was June 6, 2006. All share and per share information included in the accompanying consolidated financial statements and related notes thereto have been adjusted for the reverse stock split.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts, and other investments it may hold from time to time with an original maturity of three months or less, as cash and cash equivalents.

Trade Accounts Receivable

The Company classifies as trade accounts receivable amounts due within twelve months, arising from the provision of services in the normal course of business.

Allowance for Credits and Uncollectibles

The Company occasionally guarantees certain service levels in its individual customer contracts. To the extent that such service levels are not achieved, the Company estimates the amount of credits to be issued, based on historical credits provided and known disputes, and records a reduction to revenue, with a corresponding increase in the allowance for credits and uncollectibles.

The Company assesses collectibility based on a number of factors, including customer payment history and creditworthiness. The Company generally does not request collateral from its customers although in certain cases it may obtain a security deposit. When evaluating revenue recognition and the adequacy of allowances, the Company maintains an allowance for uncollectibles and specifically analyzes accounts receivable, current economic conditions and trends, historical bad debt write-offs, customer concentrations, customer creditworthiness, and changes in customer payment terms. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable.

Property and Equipment

Communications and data center equipment, office equipment, and other equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives, which range from three to fifteen years. Facilities and leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease terms, which range from two to fifteen years.

Intangible Assets

The Company accounts for its intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 141, “Business Combinations,” as applicable. Identifiable intangible assets primarily include customer relationships, trademarks, patents, and peering agreements. Useful lives of the Company’s intangible assets are four years for trademarks, eleven to fifteen years for patents, three to four years for customer relationships, and seven years for peering agreements.

Valuation of Long-Lived Assets

In accordance with SFAS 142 and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company evaluates its long-lived assets for impairment annually or whenever events or changes in circumstances indicate the carrying amounts may not be recoverable. If the Company determines that the carrying value of the long-lived asset may not be recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. Fair value is measured based on a discounted cash flow method using a discount rate determined by management. The Company had no asset impairment charges during the years ended December 31, 2005, 2004, or 2003.

Depreciation, Amortization, and Accretion

Depreciation and amortization expense consists primarily of depreciation of property and equipment and assets held under capital lease, as well as amortization of intangible assets and leasehold improvements. Generally, depreciation and amortization is calculated using the straight-line method over the useful lives of the related assets, which range from two to fifteen years. Accretion expense results from aging of the discounted present value of various liabilities, including asset retirement obligations.

Fair Value of Financial Instruments

The Company has estimated the fair value of its financial instruments as of December 31, 2005 and 2004 using available market information or other appropriate valuation methods. The carrying amounts of cash and cash equivalents, trade accounts receivable, accounts payable and other current assets and liabilities approximate fair value because of the short maturity of such instruments. The Company is exposed to interest rate volatility with respect to the variable interest rates of its revolving credit facility, which bears interest at current market rates. Thus, carrying value approximates fair value as of December 31, 2005. The estimated fair values of the Subordinated Notes are $257.1 million and $223.0 million as of December 31, 2005 and 2004, respectively.

Assets Held Under Capital Lease

The Company leases certain of its property and equipment under capital lease agreements. The assets held under capital lease and related obligations are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets held under capital lease. Such assets are amortized over the terms of the leases, or the estimated useful lives of the assets, which range from three to thirteen years.

Operating Leases

The Company has various operating leases for facilities and equipment. Terms of equipment leases are generally three years and terms of facility leases range from three to twenty years. The facility leases include rent increases and, in certain cases, rent holidays which are recorded on a straight-line basis over the underlying lease terms.

Asset Retirement Obligations

The Company records identified asset retirement obligations and the associated asset retirement costs in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations.” The value of the obligation is assessed as the present value of the expected future payments to retire the assets. The Company’s asset retirement obligations relate primarily to costs to remove leasehold improvements and return leased facilities to their original condition. The Company recognizes estimated cash flows related to legal obligations as defined by SFAS 143. The associated costs of the asset retirement obligations are capitalized and depreciated over their appropriate useful lives as further described in Note 11.

Revenue Recognition

The Company derives the majority of its revenue from recurring revenue streams, consisting primarily of managed IP VPN, hosting, digital content services, and other network services, which is recognized as services are provided. Installation fees, although generally billed upon installation, are deferred and recognized ratably over the estimated average life of a customer contract. Revenue is recognized only when the related service has been provided and there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection is reasonably assured.

Cost of Revenue

Invoices from communications service providers may exceed amounts the Company believes it owes. The Company’s practice is to identify these variances and engage in discussions with the vendors to resolve disputes. Accruals are maintained for the best estimate of the amount that will ultimately be paid. Variations in the Company’s estimate and ultimate settlement of vendor billings may have a material impact on the Company’s consolidated financial position, results of operations, or cash flows. Other operational expenses include rental costs, utilities, costs for hosting space, as well as salaries and related benefits for engineering, service delivery and provisioning, customer service, and operations personnel. Maintenance and operations costs for indefeasible rights of use (IRUs) are also reflected in cost of revenue.

Integration Costs

Integration costs represent the incremental costs of combining the acquired CWA net assets with the Company, which provide current or future benefit to the combined company, including rationalization of certain facilities, retention bonuses, and consulting by third parties. Such costs were incurred to obtain the synergies of the combined companies and are not expected to continue in 2006 as the Company has substantially completed its integration plan.

Stock-Based Compensation

As permitted under SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under APB 25, compensation expense is recognized based on the intrinsic value of equity instruments awarded, as determined on the grant date by the excess of the fair value of the Company’s common stock over the exercise price of the instruments granted. Compensation expense recognized in the accompanying consolidated statements of operations related to grants of options, warrants, restricted common stock (RCS), and restricted stock units (RSUs) was $2.0 million, $11.1 million, and $14.0 million during the years ended December 31, 2005, 2004, and 2003, respectively.

In December 2005, prior to the Company’s adoption of SFAS No. 123(R), “Share-Based Payment” (SFAS 123(R)), its Board of Directors approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $11.25 per share previously awarded to employees, including its executive officers and non-employee directors, under the Company’s equity compensation plans. The acceleration of vesting was effective for stock options outstanding as of December 13, 2005. Options to purchase approximately 1.4 million shares of common stock, including approximately 0.4 million options held by executive officers and less than 0.1 million options held by non-employee directors, were subject to the acceleration, which resulted in 92% of the Company’s outstanding options being vested. The purpose of the acceleration was to enable the Company to minimize the amount of compensation expense recognized in association with these options in its consolidated statements of operations upon adoption of SFAS 123(R) in January 2006. The Company believes that the aggregate future expense that has been eliminated as a result of the acceleration of the vesting of these options is approximately $11.2 million. The Company also believes that because the options that were accelerated had exercise prices in excess of the current market value of the Company’s common stock on the date of acceleration, the options had limited economic value and were not fully achieving their original objective of incentive compensation and employee retention.

Pro forma information regarding net loss and net loss per common share attributable to common stockholders has been determined as if the Company had accounted for its equity instruments granted to employees and non-employee members of its Board of Directors using the fair value method prescribed by SFAS 123. The fair value of such instruments was estimated on the grant date utilizing the Black-Scholes option pricing model. For purposes of pro forma disclosures, the estimated fair value of the options is amortized on a straight-line basis over the applicable vesting periods, which is generally four years. The following table presents the Company’s pro forma net loss that would have been recorded had compensation expense for equity instruments been determined using the fair value method:

	Years Ended December 31,
	2005	2004	2003
Net loss attributable to common stockholders as reported	$(110,784)	$(186,045)	$(127,356)
Adjustments to net loss for:
Stock-based compensation expense(1)	498	748	10,589
Pro forma stock-based compensation expense	(18,567)	(5,624)	(14,021)

Pro forma net loss attributable to common stockholders	$(128,853)	$(190,921)	$(130,788)

Basic and diluted net loss per common share:
As reported	$(9.19)	$(24.54)	$(20.16)
Pro forma	$(10.68)	$(25.18)	$(20.71)

Assumptions utilized in the determination of fair value of options:
Expected volatility	107.3%	109.8%	78.6%
Risk-free interest rate	3.8%	3.1%	5.2%
Dividend yield	0.0%	0.0%	0.0%
Contractual option life in years	10	10	10
Expected option life in years	4	4	4

(1)	Excludes $10.3 million and $3.4 million of non-cash equity-based compensation expense relating to the issuance of performance warrants to entities affiliated with Constellation Ventures for the years ended December 31, 2004 and 2003, respectively. No such expense was incurred for the year ended December 31, 2005. Also excludes $1.5 million of non-cash equity-based compensation expense relating to the issuance of restricted stock for the year ended December 31, 2005. No such expense was incurred for the years ended December 31, 2004 and 2003.

Foreign Currency

Results of operations of the Company’s foreign subsidiaries are translated from the applicable functional currency to the U.S. dollar using average exchange rates during the reporting period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are included in accumulated other comprehensive loss, a separate component of stockholders’ equity (deficit). Foreign currency transaction gains and losses are recorded in the consolidated statements of operations.

Income Taxes

Income taxes are accounted for using the asset and liability method, which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes, applying the enacted statutory tax rates in effect for the years in which differences are expected to reverse. Valuation allowances are established when it is more likely than not that recorded deferred tax assets will not be realized. The Company has provided a full valuation allowance on deferred tax assets arising primarily from tax loss carryforwards and other potential tax benefits according to SFAS No. 109, “Accounting for Income Taxes,” because the future realization of such benefit is uncertain. As a result, to the extent that those benefits are realized in future periods, they will favorably affect net income (loss). As of December 31, 2005, the Company had approximately $530.1 million in net operating loss carryforwards scheduled to expire between 2009 and 2024, of which approximately $253.2 million is subject to the Section 382 limitation of the Internal Revenue Code, which limits the amount of net operating losses that the Company may deduct for income tax purposes.

Loss Per Common Share

Loss per common share amounts for all periods presented herein conform to the provisions of SFAS No. 128, “Earnings Per Share.” As the effects of including the incremental shares associated with options, warrants, unvested restricted stock, and Series A Convertible Preferred stock are anti-dilutive, they are not included in the diluted weighted average common shares outstanding. Accordingly, no reconciliation between basic and diluted loss per common share has been presented.

Concentrations of Credit Risk and Significant Customers

The Company invests excess cash with high credit, quality financial institutions, which bear minimal risk, and, by policy, limit the amount of credit exposure to any one financial institution. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company periodically reviews the credit quality of its customers and generally does not require collateral.

The Company is dependent upon one of its customers for a significant portion of its revenue. Revenue from Reuters and its subsidiaries was $100.5 million for the year ended December 31, 2005, representing 15% of the Company’s total revenue, a decrease of $21.5 million from revenue of $122.0 million for the year ended December 31, 2004. Revenue from Reuters and its subsidiaries in 2004 represented 20% of the Company’s total revenue, a decrease of $15.2 million from revenue of $137.2 million for the year ended December 31, 2003. Of the revenues from Reuters for the year ended December 31, 2005, 47%, 21%, and 32% of revenue originated from the Americas, Europe, and Asia geographic regions, respectively. Of the revenues from Reuters for the year ended December 31, 2004, 50%, 20%, and 30% of revenue originated from the Americas, Europe, and Asia geographic regions, respectively. Of the revenues from Reuters for the year ended December 31, 2003, 46%, 23%, and 31% of revenue originated from the Americas, Europe, and Asia geographic regions, respectively.

NOTE 3—CWA NET ASSET ACQUISITION

In March 2004, the Company purchased substantially all of the assets and assumed certain liabilities of CWA, which was wholly-owned by Cable & Wireless plc, to expand and complement the Company’s existing service offerings. CWA provided a broad range of network and hosting services, including Internet access to a Tier 1 IP network, colocation, hosting, and other value-added services such as managed security and content distribution. The transaction, following approval by the U.S. Bankruptcy Court and other federal regulatory agencies, closed on March 5, 2004. The operating results of the acquired CWA net assets have been included in the Company’s results of operations from the closing acquisition date.

To finance the purchase and fund working capital and capital expenditure requirements of CWA, in February 2004, the Company issued $200.0 million of the Subordinated Notes, due 2009, and warrants to purchase shares of the Company’s Series B Convertible Preferred stock (the Series B Preferred) to a group of investors, including entities and individuals affiliated with Welsh Carson and Constellation Ventures, both of which were existing stockholders. The warrants were exercised and, in December 2004, were converted into 4.4 million shares of the Company’s common stock.

The total purchase price consisted of $155.0 million, the assumption of certain liabilities and leases for certain data centers and other facilities, and the funding of CWA’s working capital losses from January 28, 2004, through March 5, 2004, of $13.5 million. Additionally, the Company entered into an agreement to transfer its rights at closing to acquire four of the CWA data centers and one office facility to an unrelated third party for $52.0 million paid directly to the CWA bankruptcy estate. The Company subsequently leased those facilities back from that party for 15 years. As a result, the total cash cost of the CWA net asset acquisition was $116.5 million.

The transaction was accounted for using the purchase method of accounting under SFAS 141 and, accordingly, the results of operations of the assets acquired and liabilities assumed have been included in the consolidated financial statements from the acquisition date. The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values. The estimated fair value of net assets acquired exceeded the acquisition cost. Therefore, in accordance with SFAS 141, the fair value in excess of the acquisition cost was allocated as a pro rata reduction of acquired property and equipment and intangible assets. The following table presents the allocation of purchase price to the assets acquired and liabilities assumed:

Allocation of Purchase Price
Trade accounts receivable and other current assets	$44,869
Property and equipment	179,959
Intangible assets	11,399
Other non-current assets	3,565
Trade accounts payable and other current liabilities	(68,801)
Capital lease obligations	(1,756)
Other long-term liabilities	(52,758)

Total purchase price	$116,477

Certain amounts reflected in the purchase price allocation represent the Company’s estimate of fair value of liabilities relating to contractual agreements. Additionally, the liabilities assumed by the Company include adjustments to properly reflect the fair market value of long-term facility leases totaling $20.4 million; idle capacity related to a long-term IRU, maintenance and power contract totaling $16.3 million; idle capacity of certain leased facilities totaling $13.5 million; and the obligation to rehabilitate leased facilities with varying termination dates totaling $16.5 million. The fair value of the long-term facility leases was calculated considering the difference between fair market rents and contractually required rents. The idle capacity of certain leased facilities was determined based on discounted future cash flows of such facilities. Contracts have been reflected at their fair market value of the services to be provided at the time of the acquisition, in addition to any inherited purchase commitments the combined entity does not plan to utilize. The asset retirement obligation liability was calculated and recorded at the present value of expected future payments required to restore certain leased facilities to their original condition.

The Company recorded $6.6 million of involuntary employee termination costs in the opening balance sheet as a liability and paid $1.2 million and $5.4 million in severance payments during the years ended December 31, 2005 and 2004, respectively. As of December 31, 2005, the Company had paid all involuntary employee termination costs. In total, approximately 300 employees have been terminated in various departments.

The table which follows presents unaudited pro forma combined results of operations of the Company and CWA, as if the net asset acquisition had occurred as of January 1, 2004, giving effect to certain adjustments, including depreciation, accretion, interest, the issuance of the Series B Preferred, and the issuance of the Subordinated Notes. The Company believes that actual results of the combined business would have been different had the CWA net assets been under the Company’s management during the entirety of the periods presented.

	Years Ended December 31,
	2005	2004	2003
	Actual	Pro Forma
Revenue	$667,012	$679,330	$771,809
Net loss	(69,069)	(174,388)	(525,906)
Basic and diluted net loss per common share	(9.19)	(23.00)	(83.27)

NOTE 4—PROPERTY AND EQUIPMENT

The following table presents property and equipment, by major category, as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Communications and data center equipment	$408,300	$374,765
Facilities and leasehold improvements	157,171	146,678
Office equipment and other	48,706	37,206

	614,177	558,649
Less accumulated depreciation and amortization	(352,952)	(294,107)

Property and equipment, net	$261,225	$264,542

Depreciation expense was $54.5 million, $50.5 million, and $54.7 million for the years ended December 31, 2005, 2004, and 2003, respectively.

The following table presents property and equipment held under capital lease, by major category, as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Communications and data center equipment	$71,992	$71,725
Facilities and leasehold improvements	52,000	52,000
Office equipment and other	27	27

	124,019	123,752
Less accumulated amortization	(77,745)	(69,361)

Property and equipment held under capital lease, net	$46,274	$54,391

Amortization expense for assets held under capital lease was $8.4 million, $8.5 million, and $16.9 million for the years ended December 31, 2005, 2004, and 2003, respectively.

NOTE 5—INTANGIBLE ASSETS

The following table presents intangible assets as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Intangible assets:
Customer relationships	$13,160	$14,073
Other intangible assets	5,550	6,343

Subtotal	18,710	20,416

Less accumulated amortization:
Customer relationships	(8,638)	(4,565)
Other intangible assets	(1,541)	(633)

Subtotal	(10,179)	(5,198)

Intangible assets, net	$8,531	$15,218

Amortization expense for intangible assets was $5.0 million, $4.6 million, and $0.6 million for the years ended December 31, 2005, 2004, and 2003, respectively.

The following table presents the estimated aggregate amortization expense for intangible assets for the next five years:

Year Ended December 31,
2006	$4,043
2007	2,165
2008	1,148
2009	470
2010	375

Total estimated aggregate amortization expense	$8,201

NOTE 6—OTHER CURRENT ASSETS

The following table presents other current assets as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Deferred installation costs	$7,158	$2,596
Other	1,802	2,675

Total other current assets	$8,960	$5,271

NOTE 7—LONG-TERM DEBT

The following table presents long-term debt as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Proceeds from issuance of the Subordinated Notes	$200,000	$200,000
Adjustment for the valuation of warrants issued for Series B Preferred (original issue discount)	(65,872)	(65,872)

Adjusted value of the Subordinated Notes	134,128	134,128
Accrued interest on the Subordinated Notes	60,867	26,791
Accretion of the original issue discount	22,264	10,132

Balance of the Subordinated Notes	217,259	171,051
Revolving Credit Facility	58,000	—

Total long-term debt	$275,259	$171,051

Revolving Credit Facility

On June 10, 2005, the Company and certain of its subsidiaries entered into a credit agreement with Wells Fargo Foothill, Inc., as arranger and administrative agent, and certain other lenders to provide the Company with an $85.0 million revolving credit facility (the Revolving Facility), which includes a $15.0 million letter of credit facility. The Revolving Facility may be used for working capital and other general corporate purposes. A portion of the proceeds from the Revolving Facility were used to fully retire $53.9 million in outstanding principal and accrued interest under the Company’s master lease agreement with General Electric Capital Corporation (GECC), achieving more favorable borrowing rates and a longer borrowing term. In conjunction with the repayment of the GECC master lease, $2.7 million of previously deferred financing costs were written off to interest expense. In addition, $3.8 million of the proceeds were used to pay related Revolving Facility fees and expenses, which were recorded as other current and other non-current assets in the accompanying consolidated balance sheet as of December 31, 2005 and are being amortized over the term of the Revolving Facility. The Revolving Facility matures, and all outstanding borrowings and unpaid interest are due, on December 9, 2008. In addition, all outstanding borrowings are subject to mandatory prepayment upon certain events, including the availability of less than $7.0 million in borrowing capacity and qualified cash balances, as defined by the Revolving Facility agreement. As of December 31, 2005, the $85.0 million Revolving Facility included outstanding principal of $58.0 million, outstanding letters of credit of $10.3 million (see Note 13), and unused availability of $16.7 million. The Company may terminate the Revolving Facility prior to maturity, provided that the Company pays a premium of 2.0% of the revolver amount if terminated during the first 12 months of the Revolving Facility term, a premium of 0.5% of the revolver amount if terminated during the 12 months thereafter, and no premium during the remainder of the term.

The Revolving Facility contains affirmative covenants, negative covenants, and financial covenants that are more favorable than those under the master lease agreement with GECC. The negative covenants place restrictions on, among other things, levels of investments, indebtedness, and dividend payments that the Company may make or incur. The financial covenants, which apply only if the Company maintains qualified cash and availability of less than $35.0 million, require the maintenance of certain financial measures at defined levels. Under the Revolving Facility, borrowings bear interest at a base LIBOR rate of one to six months plus an additional 2.75% to 3.25%, determined by certain financial measures, with a minimum interest rate at all times of 5.25%. As of December 31, 2005, the Revolving Facility bears interest at 7.02% based on the six-month LIBOR set in August 2005 of 4.02%. The six-month LIBOR was 4.71% as of December 31, 2005. Interest is payable at varying dates, as outlined in the Revolving Facility agreement, generally every one to three months. Unused commitments on the Revolving Facility are subject to a 0.5% annual commitment fee. The Revolving Facility is secured by substantially all of the Company’s domestic properties and assets. The carrying amount of the Company’s obligations under the Revolving Facility approximate fair value because the interest rates are based on floating interest rates identified by reference to market rates.

Subordinated Notes

In February 2004, the Company issued $200.0 million of Subordinated Notes. The proceeds were used to fund the CWA net asset acquisition and related operational, working capital, and capital expenditure requirements. Debt issuance costs associated with the Subordinated Notes were $2.0 million, consisting of fees paid to the purchasers of the Subordinated Notes, which were capitalized in other non-current assets and are being amortized to interest expense using the effective interest method until maturity. The Subordinated Notes accrued interest based on a 365-day year at a rate of 12.5% per annum until February 3, 2005 and 15% per annum thereafter, payable semi-annually on June 30 and December 31 through the issuance of additional Subordinated Notes equal to the accrued interest payable at the time of settlement. Prior to January 29, 2008, the Company may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a make-whole premium. The make-whole premium is equal to all remaining interest to be paid on the Subordinated Notes from the date of the redemption notice through January 30, 2008 discounted semi-annually at a rate equal to the treasury rate plus 0.5%, plus 1% of the principal amount of the Subordinated Notes. After January 30, 2008, the Company may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the principal amount plus all accrued and unpaid interest. Upon a change of control, the holders of the Subordinated Notes have the right to require the Company to redeem any or all of the Subordinated Notes at a cash price equal to 100% of the principal amount of the Subordinated Notes, plus all accrued and unpaid interest as of the effective date of such change in control. The Subordinated Notes mature in a single installment on January 30, 2009.

Warrants exercisable for Series B Preferred were issued with the Subordinated Notes. The $200.0 million in proceeds from issuance were allocated between the Subordinated Notes and the warrants for Series B Preferred, based on their relative fair values, resulting in an original issue discount of $65.9 million. The allocated value of the Subordinated Notes at date of issuance, plus accrued interest on the face value and accreted interest on the original issue discount, are reflected as long-term debt in the accompanying condensed consolidated balance sheets. The fair value of the Series B Preferred was determined with the assistance of an independent third-party valuation firm, and the allocated fair value is reflected in additional paid-in capital in stockholders’ equity (deficit) in the accompanying consolidated balance sheet. The purchasers of the Subordinated Notes exercised the warrants and converted the Series B Preferred into common stock in December 2004. The Series B Preferred was retired by the Company’s Board of Directors in 2005. The outstanding principal and interest-to-date of the Subordinated Notes, excluding the original issue discount, was $257.1 million and $223.0 million as of December 31, 2005 and 2004, respectively.

Debt Covenants

The provisions of the Company’s Revolving Facility and Subordinated Notes contain a number of covenants that could restrict or limit the Company’s ability to:

•	incur more debt;

•	pay dividends, subject to financial measures and other conditions;

•	make other distributions;

•	issue stock of subsidiaries;

•	make investments or acquisitions;

•	repurchase stock;

•	create subsidiaries;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer and sell assets.

The ability to comply with these provisions may be affected by events beyond the Company’s control. The breach of any of these covenants could result in a default under the Company’s debt agreements and could trigger acceleration of repayment. As of and during the years ended December 31, 2005 and 2004, the Company was in compliance with all covenants under the Revolving Facility and Subordinated Notes, as applicable.

Future Principal Payments

As of December 31, 2005, aggregate future principal payments of long-term debt are zero in 2006 and 2007, $58.0 million in 2008, and $401.9 million in 2009, consisting of $200.0 million in principal and $201.9 million of accrued non-cash interest, with no payments due thereafter. The weighted average interest rate applicable to the Company’s outstanding borrowings under the Revolving Facility and Subordinated Notes was 13.53% and 12.50% as of December 31, 2005 and 2004, respectively.

NOTE 8—CAPITAL LEASE OBLIGATIONS

The following table presents future minimum lease payments under capital leases as of December 31, 2005:

Year Ended December 31,
2006	$11,018
2007	10,857
2008	11,032
2009	11,304
2010	11,643
Thereafter	109,092

Total capital lease obligations	164,946
Less amount representing interest	(104,460)
Less current portion	(596)

Capital lease obligations, net of current portion	$59,890

As described in Note 7, in June 2005, the Company fully repaid $53.9 million in outstanding principal and accrued interest under the Company’s master lease agreement with GECC.

NOTE 9—OPERATING LEASES

The following table presents future minimum lease payments under operating leases as of December 31, 2005:

Year Ended December 31,
2006	$57,136
2007	55,216
2008	53,175
2009	49,645
2010	41,689
Thereafter	133,467

Total future minimum lease payments	$390,328

Rental expense under operating leases was $59.9 million, $48.3 million, and $15.4 million for the years ended December 31, 2005, 2004, and 2003, respectively.

NOTE 10—OTHER ACCRUED LIABILITIES

The following table presents the components of other accrued liabilities as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Current other accrued liabilities:
Wages, employee benefits, and related taxes	$23,190	$17,786
Deferred revenue	15,775	9,267
Taxes payable	6,036	7,794
Acquired contractual obligations in excess of fair value and other	7,872	9,995
Accrued outside services	14,372	6,194
Other current liabilities	11,452	15,114

Total current other accrued liabilities	$78,697	$66,150

Non-current other accrued liabilities:
Deferred revenue	$12,309	$2,201
Acquired contractual obligations in excess of fair value and other	27,965	31,917
Asset retirement obligation	21,965	19,157
Other non-current liabilities	18,576	15,331

Total non-current other accrued liabilities	$80,815	$68,606

NOTE 11—ASSET RETIREMENT OBLIGATIONS

The Company records asset retirement obligations (ARO) related to the rehabilitation and removal of certain leasehold improvements along with corresponding increases to the carrying values of the related long-lived assets at the time a lease agreement is executed. The Company depreciates the leasehold improvements using the straight-line method and recognizes accretion expense over their estimated useful lives.

The following table presents a reconciliation of the ARO as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Balance at beginning of year	$19,157	$—
Liabilities incurred or acquired	(215)	16,762
Liabilities settled	(18)	—
Accretion expense	3,041	2,395

Balance at end of year	$21,965	$19,157

NOTE 12—RESTRUCTURING CHARGES

In June 2005, the Company recorded restructuring charges related to the termination of a naming rights agreement for use of the Company’s name on a sports and entertainment arena in St. Louis, Missouri. In connection with the termination of the naming rights agreement, the Company paid $5.5 million in cash and wrote off a $1.6 million naming rights asset, both of which were recorded as restructuring charges in the accompanying consolidated statement of operations for the year ended December 31, 2005. Termination of the naming rights agreement relieved the Company of $62.1 million in future cash obligations through June 2020. No further costs or obligations exist relative to the terminated naming rights agreement.

Also in June 2005, the Company terminated an operating lease relating to unutilized space for which a restructuring liability had previously been established for the net present value of future minimum lease payments. In connection with the termination of the lease, the Company paid $2.0 million in cash, which was recorded as a reduction of the existing restructuring liability included in non-current other accrued liabilities. The remaining restructuring liability balance of $3.9 million was reversed through restructuring charges in the accompanying consolidated statement of operations for the year ended December 31, 2005. Termination of the operating lease relieved the Company of $5.8 million in future cash obligations through March 2011. No further costs or obligations exist relative to the terminated operating lease.

NOTE 13—COMMITMENTS AND CONTINGENCIES

The Company’s customer contracts generally span multiple periods, which result in the Company entering into arrangements with various suppliers of communications services that require the Company to maintain minimum spending levels, some of which increase over time, to secure favorable pricing terms. The Company’s remaining aggregate minimum spending levels, allocated ratably over the terms of such contracts, are $58.6 million, $19.7 million, $7.5 million, and $89.5 million during the years ended December 31, 2006, 2007, 2008, and thereafter, respectively. Should the Company not meet the minimum spending levels in any given term, decreasing termination liabilities representing a percentage of the remaining contracted amount may become immediately due and payable. Furthermore, certain of these termination liabilities are subject to reduction should the Company experience the loss of a major customer or suffer a loss of revenue from a general economic downturn. Before considering the effects of any potential reductions for the business downturn provisions, if the Company had terminated all of these agreements as of December 31, 2005, the maximum termination liability would have been $31.2 million.

In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as letters of credit, indemnifications, and operating leases (see Note 9) which are not reflected in its consolidated balance sheets. The agreements associated with such guarantees and financial instruments mature at various dates through July 2017 and may be renewed as circumstances warrant. As of December 31, 2005, the Company had $10.3 million in letters of credit pledged as collateral to support various property and equipment leases and utilities. In addition, certain of the operating leases assumed by the Company in the CWA net asset acquisition were collateralized by Cable & Wireless plc with letters of credit and guarantees. Such collateral remained in place following the acquisition, and the Company agreed to reimburse Cable & Wireless plc for any payments made under the collateral. Such collateral totals $15.1 million and will be replaced by the Company on or before July 2007. The Company’s financial instruments are valued based on the amount of exposure under the instruments and the likelihood of performance being required. In management’s past experience, no claims have been made against these financial instruments nor does it expect the exposure to material losses resulting therefrom to be anything other than remote. As a result, the Company determined such financial instruments do not have significant value and has not recorded any related amounts in its consolidated financial statements.

The Company is subject to various legal proceedings and actions arising in the normal course of business. While the results of such proceedings and actions cannot be predicted, management believes, based on facts known to management today, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

The Company has employment agreements with key executive officers that contain provisions with regard to base salary, bonus, stock-based compensation, and other employee benefits. These agreements also provide for severance benefits in the event of employment termination or a change in control of the Company.

The following table presents our undiscounted contractual cash obligations as of December 31, 2005:

	Payments Due by Period
	Total	1 Year	2 – 3 Years	4 – 5 Years	After 5 Years
Long-term debt(1)	$459,893	$—	$58,000	$401,893	$—
Asset retirement obligation	50,171	444	4,003	17,665	28,059
Operating leases	390,241	57,136	108,304	91,334	133,467
Capital lease obligations(2)	164,946	11,018	21,889	22,947	109,092
Unconditional purchase obligations	187,344	67,468	28,163	14,299	77,414

Total contractual cash obligations	$1,252,595	$136,066	$220,359	$548,138	$348,032

(1)	Includes interest accrued of $201.9 million over the remaining term of the Subordinated Notes. Interest is payable through the issuance of additional Subordinated Notes equal to the accrued interest payable at the time of settlement.
(2)	Includes interest payments of $104.5 million over the remaining term of the obligations.

NOTE 14—STOCKHOLDERS’ EQUITY (DEFICIT)

The following table summarizes the number of diluted common shares, on an as-converted basis, as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Total common shares outstanding	12,089,852	12,021,998
Series A Preferred on an as-converted basis	27,394,581	24,458,083
Unvested restricted stock units	951,000	—
Warrants and options outstanding (treasury method)	308,921	1,981,594

Diluted common shares, on an as-converted basis	40,744,354	38,461,675

Restricted Stock Units

In August 2005, the compensation committee awarded 1.3 million restricted common stock units (RSUs) to executives and employees, of which 0.4 million were subsequently forfeited upon employment termination prior to December 31, 2005, governed by the terms of the 2003 Incentive Compensation Plan (the 2003 Plan). No cash consideration was received by the Company for such awards. The vesting of the RSUs are subject to continued employment and the Company’s achievement of financial performance targets over a period of up to four years. RSUs represent common stock but do not give the recipient any actual ownership interest in the Company’s common stock, other than the right to receive cash dividends, until vested and the shares of common stock underlying the RSUs are delivered. The Company initially recorded $17.9 million of deferred compensation in conjunction with the grant of the RSUs, of which $4.8 million was subsequently reversed due to the above referenced forfeited RSUs, which represents the fair value of the RSUs on the date of grant. Deferred compensation is being amortized on a straight-line basis and recognized as non-cash equity-based compensation over the requisite service period. Compensation expense was $1.5 million during the year ended December 31, 2005. If the Company achieves its performance targets, non-cash equity-based compensation will be accelerated to ensure that the amount of non-cash equity-based compensation recorded is reflective of the vested RSUs.

Restricted Common Stock

In February 2005, the Company’s Board of Directors awarded less than 0.1 million shares of restricted common stock (RCS), governed by the terms of the 2003 Plan. The related RCS agreements provide for the issuance of non-vested RCS to certain non-employee members of the Company’s Board of Directors. RCS issued under the 2003 Plan vest ratably on the anniversary of the grant date over a period of three years based on the recipient’s continued service to the Company. RCS provide the recipient on the grant date with actual ownership interests in the Company’s common stock, including voting rights and the right to receive dividends. The Company recorded $0.1 million of deferred compensation in conjunction with the grant of the RCS, which represents the fair value of the RCS on the date of grant. Deferred compensation is being amortized on a straight-line basis and recognized as non-cash equity-based compensation over the three-year vesting period and was less than $0.1 million during the year ended December 31, 2005.

WAM!NET Transaction

In connection with its asset purchase agreement with WAM!NET in August 2003, the Company issued 0.3 million shares of common stock as payment for approximately 50% of the total purchase price (see Note 18).

Warrants Outstanding

In connection with the Company’s recapitalization in 2002, five-year warrants were issued to Nortel Networks, Inc. and General Electric Capital Corporation (GECC) to purchase approximately 0.4 million and 0.6 million shares, respectively, of the Company’s common stock at $11.25 per share and were exercisable upon issuance. In the first quarter of 2004, GECC exercised their warrant and received approximately 0.5 million shares of the Company’s common stock.

Additionally in 2002, the Company issued 0.7 million five-year performance warrants to entities affiliated with Constellation Ventures (Constellation) to acquire shares of common stock at $11.25 per share. The warrants vested in a total of three tranches as Constellation earned the right to exercise the warrants when it met certain performance criteria related to assisting the Company in obtaining new business. During the fourth quarter of 2003, the first quarter of 2004, and the second quarter of 2004, respectively, Constellation met the performance criteria, causing each of the three tranches for an aggregate of 0.7 million warrants to vest, which resulted in non-cash equity-based compensation expense of $3.4 million, $6.6 million, and $3.8 million, with respect to each of the three tranches. The non-cash equity-based compensation expense was calculated utilizing the Black-Scholes option pricing model and current market and Company assumptions. In the first quarter of 2004, Constellation exercised its first tranche of vested warrants and received approximately 0.2 million shares of the Company’s common stock.

Series A Convertible Preferred Stock

In February 2002, the Company’s Board of Directors authorized 210,000 shares of Series A Convertible Preferred stock (Series A Preferred) and the Company issued 203,070 of such shares to entities and individuals affiliated with Welsh Carson, Constellation, Reuters, and other parties. The Series A Preferred accrues dividends at the rate of 11.5% per annum on the outstanding accreted value thereof (initially $1,000 per share). After March 2010, the Company may, at its option, pay the dividends in cash. Accrued but unpaid dividends are added to the outstanding accreted value quarterly. As of December 31, 2005, accrued and unpaid Series A Preferred dividends totaled $105.8 million. The Series A Preferred is convertible into such number of shares of common stock equal to the outstanding accreted value divided by the conversion price of $11.25, equaling approximately 27.4 million common shares at December 31, 2005. The Series A Preferred is entitled to vote on all matters submitted to the common stockholders on an as-converted basis and represented approximately 69% of the voting stock of the Company as of December 31, 2005. Upon a liquidation event, the holders of the Series A Preferred are entitled to be paid a liquidation preference from the Company’s assets before any distributions are made on junior securities, including common stock. The conversion price of $11.25 was established several days prior to the issuance date of the Series A Preferred in March 2002. On such date, the closing price of the Company’s common stock was $15.00. Accordingly, the Company recorded a non-cash beneficial conversion feature of $52.7 million, representing the $3.75 per share intrinsic value of such feature, as a return to the Series A Preferred stockholders in March 2002. The Company recorded charges to additional paid-in capital for the non-cash beneficial conversion feature of $8.7 million, $7.7 million, and $6.9 million related to accrued dividends during the years ended December 31, 2005, 2004, and 2003, respectively.

The following table presents Series A Preferred transactions through, and related value as of, December 31, 2005:

Issuance Date	Series A Preferred Shares Issued	Value
March 2002	158,070	$158,070
June 2002	22,400	22,400
September 2002	22,600	22,600

	203,070	203,070

Accrued dividends, net of beneficial conversion feature		105,814

		308,884
Offering costs of Series A Preferred		(3,016)
Conversion of Series A Preferred into common stock		(695)

Balance of Series A Preferred as of December 31, 2005		$305,173

Number of common shares Series A Preferred is convertible into based on the conversion price of $11.25 at December 31, 2005		27,394,581

NOTE 15—INCOME TAXES

The Company incurred operating losses from inception through December 31, 2005, and, therefore, has not recorded a provision for income taxes. Accordingly, no United States or foreign income taxes were provided for the years ended December 31, 2005, 2004, and 2003, respectively, as the potential deferred tax benefit, resulting primarily from the net operating losses, was fully offset by a valuation allowance against such deferred tax benefit. The Company recorded valuation allowances of $269.4 million, $242.0 million, and $185.2 million as of December 31, 2005, 2004, and 2003, respectively, against its net deferred tax asset due to the uncertainty of its ultimate realization. The valuation allowances increased $27.4 million, $56.8 million, and $29.4 million during the years ended December 31, 2005, 2004, and 2003, respectively.

The following table presents the components of deferred income tax assets and liabilities as of December 31, 2005 and 2004:

	December 31,
	2005	2004
Deferred income tax assets:
Net operating loss carryforwards	$219,998	$225,721
Accrued non-cash interest on Subordinated Notes	31,912	—
Deferred revenue	6,427	2,173
Accrued payroll	5,737	2,900
Allowance for doubtful accounts	4,240	6,527
Restricted stock units	509	—
Other	11,759	9,119

Gross deferred tax assets	280,582	246,440

Deferred income tax liabilities:
Property and equipment	11,207	4,404

Gross deferred tax liabilities	11,207	4,404

Total deferred tax assets, net of deferred tax liabilities	269,375	242,036
Valuation allowances	(269,375)	(242,036)

Net deferred tax assets	$—	$—

The following table presents the components of income (loss) before income taxes for the years ended December 31, 2005, 2004, and 2003:

	Years Ended December 31,
	2005	2004	2003
Domestic operations	$(63,676)	$(152,174)	$(100,139)
Foreign operations	(5,393)	3,376	6,106

Total income (loss) before income taxes	$(69,069)	$(148,798)	$(94,033)

An ownership change, as defined in Section 382 of the Internal Revenue Code, restricts the Company’s ability to use future U.S. taxable income against the Company’s U.S. net operating loss carryforwards. Section 382 may also limit the utilization of other U.S. carryover tax attributes upon the occurrence of an ownership change. Management believes that this limitation restricts the Company’s ability to offset any future U.S. taxable income against its net operating loss carryforwards over the U.S. statutory carryforwards periods, ranging from 15 to 20 years, to approximately $4.8 million per year before the net effect of future recognized “built-in” gains or losses existing as of the date of the ownership change.

As of December 31, 2005, the Company has approximately $530.1 million in U.S. net operating loss carryforwards expiring between 2009 and 2025, of which it estimates $253.2 million is subject to the Section 382 limitation. As of December 31, 2005, the Company’s foreign subsidiaries have approximately $49.4 million in net operating loss carryforwards, primarily from the United Kingdom, Singapore, Germany, Australia and Hong Kong, each having unlimited carryforwards periods.

The effective income tax rate differed from the statutory federal income tax rate as follows:

	Years Ended December 31,
	2005	2004	2003
Federal statutory rate	34%	34%	34%
State taxes, net of federal benefit	4	4	4
Change in valuation allowance primarily due to net operating loss carryforwards	(36)	(36)	(25)
Non-deductible compensation and permanent items	(2)	(2)	(13)

Effective income tax rate	—	—	—

NOTE 16—STOCK-BASED COMPENSATION

During the years ended December 31, 2005, 2004, and 2003, the Company sponsored the 2003 Plan and the 1999 Stock Option Plan (the 1999 Plan), collectively referred to herein as the Incentive Plans. The 2003 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights and cash awards while the 1999 Plan provides only for the grant of stock options. Any of these awards may be made as performance incentives to reward attainment of annual or long-term performance goals. The Incentive Plans have 5.7 million shares authorized for grants of options or other equity instruments. During the year ended December 31, 2005, the Company cancelled 0.4 million options under the 2003 Plan and issued the same number of options under the 1999 Plan. The Company also cancelled 0.5 million options and issued the same number of options with identical terms other than the extention of the exercise period from March 5, 2012 to December 22, 2015.

The following table presents stock option activity for the Incentive Plans and related information for the years ended December 31, 2005, 2004, and 2003 (in thousands, except weighted figures):

	Years Ended December 31,
	2005		2004		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	3,457	$16.05	2,621	$16.50	2,332	$17.10
Granted	1,293	12.60	1,383	18.75	622	11.10
Exercised	(108)	8.40	(230)	9.45	(161)	8.85
Cancelled / forfeited	(1,171)	13.05	(317)	36.00	(172)	17.40

Outstanding at end of year	3,471	$15.75	3,457	$16.05	2,621	$16.50

Exercisable at end of year	3,186	$16.35	968	$18.60	696	$28.05

The following table presents information regarding stock options outstanding and exercisable for the Incentive Plans as of December 31, 2005 (in thousands, except exercise prices and weighted average figures):

	December 31, 2005
	Options Outstanding			Options Exercisable
Exercise Price Range	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 4.65 - $ 11.09	471	7.63 years	$7.95	237	$7.20
11.10 - 11.39	1,450	6.55 years	11.25	1,399	11.25
11.40 - 17.24	913	9.07 years	15.00	913	15.00
17.25 - 360.00	637	8.12 years	32.55	637	32.55

$ 4.65 - $360.00	3,471	7.65 years	$15.75	3,186	$16.35

The Company recognizes compensation expense over the vesting period for options granted in which the exercise price is less than the fair value at the date of grant. During the year ended December 31, 2005, the Company granted options with exercise prices equal to or greater than the fair market value of the Company’s common stock on the grant date. During the year ended December 31, 2003, the Company granted options to purchase 0.6 million shares of common stock, including options to purchase 0.2 million shares with exercise prices below the fair market value of the Company’s common stock. Compensation expense associated with these option grants was accrued in 2002 in conjunction with the Company’s bonus program.

The following table presents information regarding the weighted average fair values and weighted average exercise prices of options granted under the Incentive Plans, classified by options with exercise prices equal to, greater than, or less than the market price of the Company’s common stock on the grant date for the years ended December 31, 2005, 2004, and 2003 (in thousands, except weighted average figures):

	Years Ended December 31,
	2005			2004			2003
	Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value	Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value	Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise = Market	429	$12.00	$12.00	1,383	$18.75	$18.75	450	$13.20	$13.20
Exercise > Market	862	12.90	11.55	—	—	—	—	—	—
Exercise < Market	—	—	—	—	—	—	170	5.85	11.55

NOTE 17—RETIREMENT SAVINGS PLAN

The Company has a 401(k) retirement savings plan for the benefit of qualified employees. All active employees at least 21 years of age are eligible to participate and may contribute a portion of their compensation to the plan. The Company matches 50% of employee contributions up to a maximum of 6% of total compensation. Company contributions under this plan vest ratably over three years. The Company expensed $3.0 million, $2.6 million, and $0.9 million in employer matching contributions during the years ended December 31, 2005, 2004, and 2003, respectively.

NOTE 18—WAM!NET TRANSACTION

In August 2003, the Company purchased certain assets related to the commercial business operations of WAM!NET, Inc., a global provider of content management and delivery services, including its customer contracts and related customer premise and other equipment. The total purchase price was $11.4 million in cash, including 0.3 million shares of the Company’s common stock. Under the terms of the purchase agreement, the Company made an initial payment of $3.0 million for the acquired assets. The final purchase price was determined during the third quarter of 2004 based on the revenue derived from the acquired customers and was adjusted to reflect an achievement of certain revenue targets from the acquired customers. The adjustment of $3.8 million represented an increase in the expected earn-out payments to WAM!NET from $4.6 million to $8.4 million based on customer performance. The Company paid the balance in nine monthly installments of approximately $0.3 million each through April 2005. The remaining balance at December 31, 2004 was $1.4 million and was fully paid as of December 31, 2005. The final purchase price was allocated to property and equipment and customer contracts based on their relative fair values.

NOTE 19—INDUSTRY SEGMENT AND GEOGRAPHIC REPORTING

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Company’s operations are managed on the basis of three geographic regions, Americas, Europe and Asia. Management evaluates the performance of such regions and allocates resources to them based primarily on revenue. The Company has evaluated the criteria for aggregation of its geographic regions under SFAS 131 and believes it meets each of the respective criteria set forth therein. Each geographic region provides all of the Company’s services to businesses in various industries. In addition, the geographic regions utilize similar means for delivering the Company’s services; have similarity in the types of customer receiving the products and services; distribute the Company’s services over a unified network; and operate within a consistent regulatory environment. In light of these factors, management has determined that the Company has one reportable segment.

The table below presents selected financial information for the Company’s geographic regions as of and for the years ended December 31, 2005, 2004, and 2003. For the years ended December 31, 2005, 2004, and 2003, revenue earned in the U.S. represented approximately 82%, 82% and 60% of total revenue, respectively.

	Year Ended December 31,
	2005	2004	2003
Revenue:
Americas	$548,430	$506,466	$151,329
Europe	74,943	63,857	49,842
Asia	43,639	46,500	51,700

Total revenue	$667,012	$616,823	$252,871

	December 31,
	2005	2004	2003
Property and equipment, net:
Americas	$249,922	$256,369	$53,397
Europe	9,649	6,558	3,981
Asia	1,654	1,615	1,979

Total property and equipment, net	$261,225	$264,542	$59,357

Substantially all of the Company’s intangible assets and other non-current assets reside in the Americas geographic region.

NOTE 20—RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles had to be recognized using a cumulative effect adjustment within the consolidated statement of operations during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe the adoption of SFAS 154 will have a material effect on its consolidated financial position, results of operations, or cash flows.

In March 2005, the FASB issued Interpretation No. 47 (FIN 47), “Accounting for Conditional Asset Retirement Obligations,” that requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term Conditional Asset Retirement Obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Adoption of FIN 47 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), “Share-Based Payment” (SFAS 123(R)), effective January 1, 2006, which is a revision of SFAS No. 123. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, restricted stock, and other stock-based instruments, to be recognized in the financial statements based on their fair values. As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using the intrinsic value method under APB 25 and, as such, only recognizes compensation cost for employee stock options to the extent that options have been issued with an exercise price below the fair market value of the Company’s common stock on the date of grant. Accordingly, the adoption of SFAS 123(R) will have an impact on the Company’s results of operations, although it will have no impact on its overall financial position. Based on unvested, outstanding employee stock options, RSUs, and RCS as of December 31, 2005, the Company estimates it will recognize $4.2 million in compensation cost for the year ended December 31, 2006. Had the Company adopted SFAS 123(R) in prior periods, the impact of adoption would have approximated the fair value disclosure of pro forma net loss and net loss per common share previously disclosed in the Company’s Quarterly and Annual Reports filed on Forms 10-Q and 10-K.

NOTE 21—QUARTERLY FINANCIAL DATA (UNAUDITED)

	Year Ended December 31, 2005 (by quarter)
	First	Second	Third	Fourth
Revenue	$162,172	$167,200	$166,127	$171,513
Cost of revenue	109,063	108,644	106,916	110,525
Restructuring charges, net	—	3,340	—	—
Integration costs	2,061	684	—	—
Income (loss) from operations	(5,320)	(3,502)	2,310	2,836
Net loss	(20,882)	(21,335)	(13,731)	(13,121)
Net loss attributable to common stockholders	(30,873)	(31,611)	(24,303)	(23,997)
Basic and diluted loss per common share(2)	(2.57)	(2.63)	(2.01)	(1.98)

	Year Ended December 31, 2004 (by quarter)(1)
	First	Second	Third	Fourth
Revenue	$108,135	$172,991	$169,389	$166,308
Cost of revenue	78,207	129,079	119,816	110,861
Integration costs	4,906	17,165	3,715	1,889
Loss from operations	(26,307)	(46,667)	(19,344)	(4,131)
Net loss	(34,228)	(60,008)	(32,889)	(21,673)
Net loss attributable to common stockholders	(43,154)	(69,183)	(42,328)	(31,380)
Basic and diluted loss per common share(2)	(6.33)	(9.48)	(5.67)	(3.59)

(1)	Reflects the effects of the CWA net asset acquisition, which closed on March 5, 2004.
(2)	Quarterly and year-to-date computations of per share amounts are prepared independently. Therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year.

NOTE 22—SUBSEQUENT EVENTS

On May 10, 2006, the Board of Directors of the Company declared a 1-for-15 reverse stock split of the Company’s common stock. The record date for the reverse stock split was June 5, 2006 and the effective date was June 6, 2006. All share and per share information included in the accompanying consolidated financial statements and related notes thereto have been adjusted for the reverse stock split. Stockholders will receive cash in lieu of any fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split.

NOTE 23—SUBSEQUENT EVENTS (UNAUDITED)

Also on May 10, 2006, the Company announced that it had entered into an Exchange and Recapitalization Agreement (the Exchange Agreement) with the holders of its Series A Preferred, par value $0.01 per share, pursuant to which the holders have agreed to exchange (the Exchange) their shares of Series A Preferred for an aggregate of 37,417,347 shares of the Company’s common stock, par value $0.01 per share. The Company anticipates the Exchange will be effected by July 2006.

Holders of the Series A Preferred, representing approximately 99% of the shares to be received in the Exchange, have agreed not to sell any of such shares, except in certain circumstances, until November 1, 2006.

While the accompanying consolidated financial statements and related notes thereto have been adjusted to reflect the reverse stock split previously described, they have not been revised to reflect the Exchange. The Exchange will result in the issuance of 37,417,347 additional shares of the Company’s common stock, further diluting the existing holdings of common stockholders prior to the Exchange.

SAVVIS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$49,594	$61,166
Trade accounts receivable, less allowance for credits and uncollectibles of $10,633 and $9,995 as of March 31, 2006 and December 31, 2005, respectively	49,285	51,601
Prepaid expenses	7,661	7,166
Other current assets	11,642	8,960

Total Current Assets	118,182	128,893
Property and equipment, net	262,934	261,225
Intangible assets, net	7,286	8,531
Other non-current assets	11,641	10,997

Total Assets	$400,043	$409,646

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Payables and other trade accruals	$47,632	$46,398
Current portion of capital lease obligations	2,851	596
Other accrued liabilities	70,478	78,697

Total Current Liabilities	120,961	125,691
Long-term debt	271,691	275,259
Capital lease obligations, net of current portion	60,968	59,890
Other accrued liabilities	86,316	80,815

Total Liabilities	539,936	541,655

Stockholders’ Deficit:
Series A Convertible Preferred Stock at accreted value; $0.01 par value, 210,000 shares authorized; 203,070 shares issued as of March 31, 2006 and December 31, 2005; 202,490 shares outstanding as of March 31, 2006 and December 31, 2005, respectively	314,033	305,173
Common stock; $0.01 par value, 1,500,000,000 shares authorized; 12,521,922 and 12,089,852 shares issued and outstanding as of March 31, 2006 and December 31, 2005, respectively	1,878	1,813
Additional paid-in capital	349,657	353,836
Accumulated deficit	(802,982)	(790,534)
Accumulated other comprehensive loss	(2,479)	(2,297)

Total Stockholders’ Deficit	(139,893)	(132,009)

Total Liabilities and Stockholders’ Deficit	$400,043	$409,646

The accompanying notes are an integral part of these condensed consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	Three Months Ended March 31,
	2006	2005
Revenue	$179,955	$162,172
Operating Expenses:
Cost of revenue(1)(2)	112,754	109,087
Sales, general, and administrative expenses(2)	43,571	37,525
Depreciation, amortization, and accretion	19,926	18,819
Integration costs	—	2,061

Total Operating Expenses	176,251	167,492

Income (Loss) from Operations	3,704	(5,320)
Net interest expense and other	16,152	15,562

Net Loss	(12,448)	(20,882)
Accreted and deemed dividends on Series A Convertible Preferred Stock	11,188	9,991

Net Loss Attributable to Common Stockholders	$(23,636)	$(30,873)

Basic and Diluted Loss Per Common Share	$(1.95)	$(2.57)

Basic and Diluted Weighted Average Common Shares Outstanding(3)	12,152,532	12,029,808

(1)	Excludes depreciation, amortization, and accretion, which is reported separately.
(2)	Cost of revenue includes $0.2 million and less than $0.1 million of non-cash equity-based compensation for the three months ended March 31, 2006 and 2005, respectively. Sales, general, and administrative expenses include $1.6 million and $0.1 million of non-cash equity-based compensation for the three months ended March 31, 2006 and 2005, respectively.
(3)	As the effects of including the incremental shares associated with options, warrants, unvested restricted stock, and Series A Convertible Preferred Stock are anti-dilutive, they are not included in diluted weighted average common shares outstanding. Diluted common shares on an as converted basis were 42,305,734 and 37,766,460 as of March 31, 2006 and 2005, respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended March 31,
	2006	2005
Cash Flows from Operating Activities:
Net loss	$(12,448)	$(20,882)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	19,926	18,819
Non-cash equity-based compensation	1,817	123
Accrued interest	12,787	11,765
Net changes in operating assets and liabilities:
Trade accounts receivable	1,046	1,641
Prepaid expenses and other current and other non-current assets	(2,093)	(2,180)
Payables and other trade accruals	2,213	3,185
Deferred revenue	5,234	(939)
Other accrued liabilities	(9,617)	(1,552)

Net cash provided by operating activities	18,865	9,980

Cash Flows from Investing Activities:
Payments for capital expenditures	(16,465)	(14,121)
Other investing activities, net	70	(834)

Net cash used in investing activities	(16,395)	(14,955)

Cash Flows from Financing Activities:
Payments under capital lease obligations	(168)	(36)
Principal payments under revolving credit facility	(16,000)	—
Other financing activities	2,240	(10)

Net cash used in financing activities	(13,928)	(46)

Effect of exchange rate changes on cash and cash equivalents	(114)	(82)

Net Decrease in Cash and Cash Equivalents	(11,572)	(5,103)
Cash and Cash Equivalents, Beginning of Period	61,166	55,369

Cash and Cash Equivalents, End of Period	$49,594	$50,266

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$3,812	$3,788

Non-cash Investing and Financing Activities:
Accreted and deemed dividends on Series A Convertible Preferred Stock	$11,188	$9,991

Assets acquired through capital lease obligations	$3,463	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(dollars in thousands)

	Number of Shares Outstanding		Series A Convertible Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Series A Convertible Preferred Stock	Common Stock
Balance at December 31, 2005	202,490	12,089,852	$305,173	$1,813	$353,836	$(790,534)	$(2,297)	$(132,009)
Net loss	—	—	—	—	—	(12,448)	—	(12,448)
Foreign currency translation adjustments	—	—	—	—	—	—	(182)	(182)

Comprehensive loss	—	—	—	—	—	—	—	(12,630)
Deemed dividends on Series A Convertible Preferred Stock	—	—	11,188	—	(11,188)	—	—	—
Beneficial conversion feature of deemed dividends on Series A Convertible Preferred Stock	—	—	(2,328)	—	2,328	—	—	—
Issuance of common stock upon exercise of stock options	—	258,522	—	39	2,908	—	—	2,947
Issuance of common stock upon exercise of warrants	—	173,548	—	26	(26)	—	—	—
Recognition of deferred compensation costs	—	—	—	—	1,103	—	—	1,103
Recognition of stock option modification costs	—	—	—	—	696	—	—	696

Balance at March 31, 2006	202,490	12,521,922	$314,033	$1,878	$349,657	$(802,982)	$(2,479)	$(139,893)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data and where indicated)

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

SAVVIS, Inc. (the Company) is a global information technology (IT) services company delivering integrated hosting, network, digital content services, industry solutions, security, and professional services to businesses around the world and to various segments of the U.S. federal government.

These unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, under the rules and regulations of the U.S. Securities and Exchange Commission (the SEC), and on a basis substantially consistent with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2005. Such audited financial statements are included in the Company’s Annual Report on Form 10-K (the Annual Report) filed with the SEC. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and footnotes included in the Annual Report.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. In the opinion of management, such financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. All intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from such estimates and assumptions. Estimates used in the Company’s consolidated financial statements include, among others, accruals for commercial disputes and billing errors by vendors, allowance for credits and uncollectibles, valuation of the Subordinated Notes and warrants, valuation of the fair value of certain liabilities assumed in the acquisition of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc., together with the assets of certain of their affiliates (collectively, CWA), and the valuation of long-lived assets. In addition, certain amounts from prior years have been reclassified to conform to the current year presentation.

On May 10, 2006, the Board of Directors of the Company declared a 1-for-15 reverse stock split of the Company’s common stock (see Note 9). The record date for the reverse stock split was June 5, 2006 and the effective date was June 6, 2006. All share and per share information included in the accompanying consolidated financial statements and related notes thereto have been adjusted for the reverse stock split.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition and Allowance for Credits and Uncollectibles

The Company derives the majority of its revenue from recurring revenue streams, consisting primarily of managed IP VPN, hosting, digital content services, and other network services, which is recognized as services are provided. Installation fees, although generally billed upon installation, are deferred and recognized ratably over the estimated average life of a customer contract. Revenue is recognized only when the related service has been provided, there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection is reasonably assured.

The Company occasionally guarantees certain service levels in its individual customer contracts. To the extent that such service levels are not achieved, the Company estimates the amount of credits to be issued, based on historical credits provided and known disputes, and records a reduction to revenue, with a corresponding increase in the allowance for credits and uncollectibles.

The Company assesses collectibility based on a number of factors, including customer payment history and creditworthiness. The Company generally does not request collateral from its customers although in certain cases it may obtain a security deposit. When evaluating revenue recognition and the adequacy of allowances, the Company maintains an allowance for uncollectibles and specifically analyzes accounts receivable, current economic conditions and trends, historical bad debt write-offs, customer concentrations, customer creditworthiness, and changes in customer payment terms. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable.

Cost of Revenue

Invoices from communications service providers may exceed amounts the Company believes it owes. The Company’s practice is to identify these variances and engage in discussions with the vendors to resolve disputes. Accruals are maintained for the best estimate of the amount that will ultimately be paid. Variations in the Company’s estimate and ultimate settlement of vendor billings may have a material impact on the Company’s consolidated financial position, results of operations, or cash flows. Other operational expenses include rental costs, utilities, costs for hosting space, as well as salaries and related benefits for engineering, service delivery and provisioning, customer service, and operations personnel. Maintenance and operations costs for indefeasible rights of use (IRUs) are also reflected in cost of revenue.

Share-Based Payments

As of March 31, 2006, the Company had two share-based compensation plans—the SAVVIS, Inc. 2003 Compensation Plan (the 2003 Plan) and the 1999 Stock Option Plan (the 1999 Plan), collectively referred to herein as the Plans. The 2003 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights and cash awards while the 1999 Plan provides only for the grant of stock options. Any of these awards may be granted as performance incentives to reward attainment of annual or long-term performance goals. The Plans have 5.7 million shares authorized for grants of options or other share-based instruments. Stock options are generally granted with contractual terms of 10 years and graded vesting over four years. Restricted stock awards granted, which have been awarded only to non-employee directors, vest over three years. Restricted stock units granted to certain employees have included performance features, with vesting expected over periods ranging from three to four years.

The Company recognizes compensation expense over the vesting period for share-based awards. Under the Plans, the Company recognized total non-cash stock-based compensation costs of $1.8 million and $0.1 million for unvested, outstanding stock options, restricted stock and restricted stock units during the three months ended March 31, 2006 and 2005, respectively (see Note 7). The majority of these amounts were reflected in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations, with the remainder included in cost of revenue. As of March 31, 2006, the Company had $17.7 million of unrecognized compensation cost related to share-based compensation that is expected to be ultimately recognized, which includes 1.2 million restricted stock units, less than 0.1 million shares of restricted common stock, and 0.3 million stock options that have a weighted average exercise price of $11.25 per share. The unrecognized compensation cost is expected to be recognized over a weighted-average period of 3.0 years.

Prior to January 1, 2006, the Company accounted for share-based awards under those plans using the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, as permitted by SFAS 123, “Accounting for Stock-Based Compensation.” As such, the Company only recognized compensation cost for share-based awards to the extent such awards were issued with an exercise price below the fair market value of the Company’s common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), “Share-Based Payment,” using the modified-prospective-transition method. Under such method, compensation cost recognized in the accompanying condensed consolidated statement of operations for the three months ended March 31, 2006 includes a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated for the adoption of SFAS 123(R).

As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s net loss for the three months ended March 31, 2006 was $0.1 million lower than if it had continued to account for share-based awards under APB 25 and follow the disclosure provisions only of SFAS 123. Basic and diluted loss per common share would not have changed. Prior to and after the adoption of SFAS 123(R), the Company has not realized the tax benefits of deductions resulting from the exercise of share-based awards due to the Company’s history of net operating losses.

The following table presents the effect on net loss and net loss per common share for the three months ended March 31, 2005 as if the Company had applied the fair value recognition provisions of SFAS 123 to stock options granted under the Company’s share-based compensation plans. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option pricing model and amortized to expense on a straight-line basis over the options’ vesting periods.

Three Months Ended March 31, 2005
Net loss attributable to common stockholders, as reported, adjusted for:	$(30,873)
Stock-based compensation expense	123
Pro forma stock-based compensation expense	(1,690)

Pro forma net loss attributable to common stockholders	$(32,440)

Basic and diluted net loss per common share:
As reported	$(2.57)

Pro forma	$(2.70)

The assumptions utilized in the determination of fair value for stock options during the three months ended March 31, 2006 and 2005, based on current and historical experience, were as follows: expected volatility of 99.5% and 107.3%; risk-free interest rates of 4.8% and 3.8%; dividend yield of 0%; contractual option lives of 10 years; and expected option lives of 3.3 years and 4.0 years, respectively.

In addition, in December 2005, prior to the adoption of SFAS 123(R), the compensation committee of the board of directors approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $11.25 per share previously awarded to employees, including certain executive officers and non-employee directors, under the Company’s equity compensation plans. The acceleration of vesting was effective for stock options outstanding as of December 13, 2005. Options to purchase approximately 1.4 million shares of common stock, including approximately 0.4 million options held by executive officers and less than 0.1 million options held by non-employee directors, were subject to the acceleration, which resulted in 92% of the Company’s outstanding options being vested. The purpose of the acceleration was to enable the Company to minimize the amount of compensation expense recognized in association with these options in its consolidated statements of operations upon adoption of SFAS 123(R). Management believes that the aggregate future expense that was eliminated as a result of the acceleration of the vesting of these options was approximately $11.2 million. Management also believed that because the options that were accelerated had exercise prices in excess of the market value of the Company’s common stock on the date of acceleration, the options had limited economic value and were not fully achieving their original objective of incentive compensation and employee retention.

Income Taxes

Income taxes are accounted for using the asset and liability method, which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes, applying the enacted statutory tax rates in effect for the years in which differences are expected to reverse. Valuation allowances are established when it is more likely than not the deferred tax assets will not be realized. The Company has provided a full valuation allowance on tax loss carryforwards and other potential tax benefits according to SFAS 109, “Accounting for Income Taxes,” because the future realization of the tax benefit is uncertain. As a result, to the extent that those benefits are realized in future periods, they will favorably affect net income. At March 31, 2006, the Company had approximately $526 million in net operating loss carryforwards scheduled to expire between 2009 and 2024, of which approximately $253 million is subject to the Section 382 limitation of the Internal Revenue Code, which limits the amount of net operating losses that the Company may deduct for income tax purposes.

NOTE 3—PROPERTY AND EQUIPMENT

Communications and data center equipment, office equipment, and other equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives, which range from three to fifteen years. Facilities and leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease terms, which range from two to fifteen years. The following table presents property and equipment, by major category, as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005
Communications and data center equipment	$419,070	$408,300
Facilities and leasehold improvements	160,367	157,171
Office equipment and other	51,213	48,706

	630,650	614,177
Less accumulated depreciation and amortization	(367,716)	(352,952)

Property and equipment, net	$262,934	$261,225

Depreciation expense was $16.1 million and $13.1 million for the three months ended March 31, 2006 and 2005, respectively.

The cost of equipment and facilities held under capital lease was $127.5 million and $124.0 million as of March 31, 2006 and December 31, 2005, respectively. Accumulated amortization of such assets held under capital lease was $78.8 million and $77.7 million as of March 31, 2006 and December 31, 2005, respectively. Amortization expense for equipment and facilities held under capital lease was $0.9 million and $2.2 million for the three months ended March 31, 2006 and 2005, respectively.

NOTE 4—LONG-TERM DEBT

The following table presents long-term debt as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005
Proceeds from issuance of the Subordinated Notes	$200,000	$200,000
Adjustment for the valuation of warrants issued for Series B Preferred (original issue discount)	(65,872)	(65,872)

Adjusted value of the Subordinated Notes	134,128	134,128
Accrued interest on the Subordinated Notes	70,194	60,867
Accretion of the original issue discount	25,369	22,264

Balance of the Subordinated Notes	229,691	217,259
Revolving Credit Facility	42,000	58,000

Total long-term debt	$271,691	$275,259

Revolving Credit Facility

On June 10, 2005, the Company and certain of its subsidiaries entered into a credit agreement with Wells Fargo Foothill, Inc., as arranger and administrative agent, and certain other lenders to provide the Company with an $85.0 million revolving credit facility (the Revolving Facility), which includes a $15.0 million letter of credit facility. The Revolving Facility may be used for working capital and other general corporate purposes. The Revolving Facility matures, and all outstanding borrowings and unpaid interest are due, on December 9, 2008. In addition, all outstanding borrowings are subject to mandatory prepayment upon certain events, including the availability of less than $7.0 million in borrowing capacity and qualified cash balances, as defined by the Revolving Facility agreement. As of March 31, 2006, the $85.0 million Revolving Facility included outstanding principal of $42.0 million, outstanding letters of credit of $11.3 million (see Note 6), and unused availability of $31.7 million. The Company paid down $16.0 million in the first quarter of 2006. The Company may terminate the Revolving Facility prior to maturity, provided that the Company pays a premium of 2.0% of the revolver amount if terminated during the first 12 months of the Revolving Facility term, a premium of 0.5% of the revolver amount if terminated during the 12 months thereafter, and no premium during the remainder of the term.

The Revolving Facility contains affirmative covenants, negative covenants, and financial covenants. The negative covenants place restrictions on, among other things, levels of investments, indebtedness, and dividend payments that the Company may make or incur. The financial covenants, which apply only if the Company maintains qualified cash and availability of less than $35.0 million, require the maintenance of certain financial measures at defined levels. Under the Revolving Facility, borrowings bear interest determined by a base LIBOR rate of one to six months plus an additional 2.75% to 3.25%, determined by certain financial measures, with a minimum interest rate at all times of 5.25%. As of March 31, 2006, the Revolving Facility bears weighted average interest at 7.63% based on the one-month and six-month LIBOR set in March 2006. As of March 31, 2006, the one-month LIBOR was 4.83%, the six-month LIBOR was 5.14% and the additional interest spread above LIBOR was 2.75%, lowered from 3.00% during the three months ended March 31, 2006 due to the Company’s achievement of certain financial measures. Interest is payable at varying dates, as outlined in the Revolving Facility agreement, generally every one to three months. Unused commitments on the Revolving Facility are subject to a 0.5% annual commitment fee. The Revolving Facility is secured by substantially all of the Company’s domestic properties and assets. The carrying amount of the Company’s obligations under the Revolving Facility approximate fair value because the interest rates are based on floating interest rates identified by reference to market rates.

Subordinated Notes

In February 2004, the Company issued $200.0 million of Subordinated Notes. The proceeds were used to fund the CWA asset acquisition and related operational, working capital, and capital expenditure requirements. Debt issuance costs associated with the Subordinated Notes were $2.0 million, consisting of fees to the purchasers of the Subordinated Notes, and were capitalized in other current and other non-current assets in the accompanying condensed consolidated balance sheets and are being amortized to interest expense using the effective interest method until maturity. The Subordinated Notes accrued interest based on a 365-day year at a rate of 12.5% per annum until February 3, 2005 and 15% per annum thereafter, payable semi-annually on June 30 and December 31 through the issuance of additional Subordinated Notes equal to the accrued interest payable at the time of settlement. Prior to January 29, 2008, the Company may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a make-whole premium. The make-whole premium is equal to all remaining interest to be paid on the Subordinated Notes from the date of the redemption notice through January 30, 2008 discounted semi-annually at a rate equal to the treasury rate plus 0.5%, plus 1% of the principal amount of the Subordinated Notes. After January 30, 2008, the Company may redeem the Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the principal amount plus all accrued and unpaid interest. Upon a change of control, the holders of the Subordinated Notes have the right to require the Company to redeem any or all of the Subordinated Notes at a cash price equal to 100% of the principal amount of the Subordinated Notes, plus all accrued and unpaid interest as of the effective date of such change in control. The Subordinated Notes mature in a single installment on January 30, 2009. The outstanding principal and interest-to-date of the Subordinated Notes, excluding the original issue discount, was $266.7 million and $257.1 million as of March 31, 2006 and December 31, 2005, respectively.

Warrants exercisable for Series B Preferred were issued with the Subordinated Notes. The $200.0 million in proceeds from issuance were allocated between the Subordinated Notes and the warrants for Series B Preferred, based on their relative fair values, resulting in an original issue discount of $65.9 million. The allocated value of the Subordinated Notes at date of issuance, plus accrued interest on the face value and accreted interest on the original issue discount, are reflected as long-term debt in the accompanying condensed consolidated balance sheets. The fair value of the Series B Preferred was determined with the assistance of an independent third-party valuation firm, and the allocated fair value is reflected in additional paid-in capital in stockholders’ equity (deficit) in the accompanying consolidated balance sheet. The purchasers of the Subordinated Notes exercised the warrants and the Series B Preferred were converted into common stock in December 2004. The Series B Preferred was retired by the Company’s Board of Directors in December 2005.

Debt Covenants

The provisions of the Company’s Revolving Facility and Subordinated Notes contain a number of covenants including, but not limited to, restricting or limiting the Company’s ability to incur more debt, pay dividends, and repurchase stock (subject to financial measures and other conditions). The ability to comply with these provisions may be affected by events beyond the Company’s control. The breach of any of these covenants could result in a default under the Company’s debt agreements and could trigger acceleration of repayment. As of and during the three months ended March 31, 2006 and the year ended December 31, 2005, the Company was in compliance with all covenants under the Revolving Facility and Subordinated Notes, as applicable.

Future Principal Payments

As of March 31, 2006, aggregate future principal payments of long-term debt were zero in 2006 and 2007, $42.0 million in 2008, and $401.9 million in 2009, consisting of $200.0 million in principal and $201.9 million of accrued non-cash interest, with no payments due thereafter. The weighted average interest rate applicable to the Company’s outstanding borrowings under the Revolving Facility and Subordinated Notes was 14.00% as of March 31, 2006 and 13.53% as of December 31, 2005.

NOTE 5—OTHER ACCRUED LIABILITIES

The following table presents the components of other accrued liabilities as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005
Current other accrued liabilities:
Wages, employee benefits, and related taxes	$15,807	$23,190
Deferred revenue	17,093	15,775
Taxes payable	6,748	6,036
Acquired contractual obligations in excess of fair value and other	7,707	7,872
Accrued outside services	12,376	14,372
Other current liabilities	10,747	11,452

Total current other accrued liabilities	$70,478	$78,697

Non-current other accrued liabilities:
Deferred revenue	$16,239	$12,309
Acquired contractual obligations in excess of fair value and other	27,055	27,965
Asset retirement obligation	22,799	21,965
Other non-current liabilities	20,223	18,576

Total non-current other accrued liabilities	$86,316	$80,815

NOTE 6—COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET ARRANGEMENTS

The Company’s customer contracts generally span multiple periods, which result in the Company entering into arrangements with various suppliers of communications services that require the Company to maintain minimum spending levels, some of which increase over time, to secure favorable pricing terms. The Company’s remaining aggregate minimum spending levels, allocated ratably over the terms of such contracts, are $67.0 million, $27.7 million, $7.5 million, and $89.5 million in years 2006, 2007, 2008, and thereafter, respectively. Should the Company not meet the minimum spending levels in any given term, decreasing termination liabilities representing a percentage of the remaining contracted amount may become immediately due and payable. Furthermore, certain of these termination liabilities are subject to reduction should the Company experience the loss of a major customer or suffer a loss of revenue from a general economic downturn. Before considering the effects of any potential reductions for the business downturn provisions, if the Company had terminated all of these agreements as of March 31, 2006, the maximum liability would have been $82.5 million.

The Company is subject to various legal proceedings and other actions arising in the normal course of business. While the results of such proceedings and actions cannot be predicted, management believes, based on facts known to it today, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

The Company has employment agreements with key executive officers that contain provisions with regard to base salary, bonus, stock-based compensation, and other employee benefits. These agreements also provide for severance benefits in the event of employment termination or a change in control of the Company.

In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as letters of credit, indemnifications and operating leases, which are not reflected in its consolidated balance sheets. The agreements associated with such guarantees and financial instruments mature at various dates through July 2017 and may be renewed as circumstances warrant. As of March 31, 2006, the Company had $11.3 million in letters of credit pledged as collateral to support various property and equipment leases and utilities. In addition, certain of the operating leases assumed by the Company in the CWA asset acquisition were collateralized by Cable & Wireless plc with letters of credit and guarantees. Such collateral remained in place following the acquisition, and the Company agreed to reimburse Cable & Wireless plc for any payments made under the collateral. Such collateral totals $15.1 million and will be replaced by the Company on or before July 2007. The Company’s financial instruments are valued based on the amount of exposure under the instruments and the likelihood of performance being required. In management’s past experience, no claims have been made against these financial instruments nor does it expect the exposure to material losses resulting there from to be anything other than remote. As a result, the Company determined such financial instruments do not have significant value and has not recorded any related amounts in its condensed consolidated financial statements.

NOTE 7—STOCKHOLDERS’ EQUITY

The following table presents diluted common shares, on an as-converted basis, as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005
Total common shares outstanding	12,521,922	12,089,852
Series A Preferred on an as-converted basis	28,182,175	27,394,581
Unvested restricted stock units	1,226,000	951,000
Warrants and options outstanding (treasury method)	375,636	308,920

Diluted common shares, on an as-converted basis	42,305,733	40,744,353

Restricted Stock Units

In August 2005, the compensation committee awarded 1.3 million restricted stock units (RSUs) to executives and employees under the 2003 Plan, of which 0.4 million were subsequently forfeited upon employment terminations in 2005 and the first quarter of 2006. In March 2006, the compensation committee awarded 0.3 million RSUs to executives. The Company received no cash consideration for such awards. Such awards resulted in deferred compensation of $13.1 million and $5.5 million in 2005 and 2006, respectively, which represents the fair value of the RSUs on the date of grant. The vesting of the RSUs is subject to continued employment and the Company’s achievement of financial performance targets over a period of up to four years. RSUs represent common stock but do not give the recipient any actual ownership interest in the Company’s common stock, other than the right to receive cash dividends, until vested and the shares of common stock underlying the RSUs are delivered. Deferred compensation is being amortized on a straight-line basis and recognized as non-cash equity-based compensation over the requisite service period. Compensation expense associated with RSUs was $1.0 million during the three months ended March 31, 2006. If the Company believes it is probable that it will achieve its performance targets, non-cash equity-based compensation will be accelerated to ensure that the amount of non-cash equity-based compensation recorded is reflective of the accelerated vesting of RSUs.

Stock Options

Compensation expense associated with stock options was $0.8 million during the three months ended March 31, 2006, including $0.7 million associated with the modification of a term of an executive’s stock option agreement.

Warrants

In connection with its recapitalization in 2002, the Company issued warrants to Nortel Networks, Inc. (Nortel) to purchase approximately 0.4 million shares of the Company’s common stock for $11.25 per share. In March 2006, Nortel exercised its warrants pursuant to a cashless exercise and received approximately 0.2 million shares of the Company’s common stock.

The following table presents information associated with the Company’s stock-based compensation awards for the three months ended March 31, 2006 (in thousands):

	Three Months Ended March 31, 2006
	Restricted Stock Units	Restricted Stock	Options	Warrants
Outstanding at beginning of period	951	10	3,470	873
Granted	347	—	87	—
Delivered/Exercised	—	—	(258)	(429)
Forfeited	(72)	—	(59)	—

Outstanding at end of period	1,226	10	3,240	444

NOTE 8—INDUSTRY SEGMENT AND GEOGRAPHIC REPORTING

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” prescribes standards for reporting information about operating segments in annual financial statements and in interim financial reports. Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker or decision making group, to determine how resources should be allocated and to assess operating performance.

The Company’s operations are managed on the basis of three geographic regions: Americas, Europe and Asia. Management evaluates the performance of such regions and allocates resources to them based primarily on revenue. The Company has evaluated the criteria for aggregation of its geographic regions under SFAS 131 and believes it meets each of the respective criteria set forth therein. Each geographic region provides all of the Company’s services to businesses in various industries. In addition, the geographic regions utilize similar means for delivering the Company’s services; have similarity in the types of customer receiving the products and services; distribute the Company’s services over a unified network; and operate within a consistent regulatory environment. In light of these factors, management has determined that the Company has one reportable segment.

The table below presents selected financial information for the Company’s geographic regions as of and for the three months ended March 31, 2006 and 2005. For such periods, revenue earned in the U.S. represented approximately 83% of total revenue.

	Three Months Ended March 31,
	2006	2005
Revenue:
Americas	$148,806	$134,820
Europe	20,610	17,399
Asia	10,539	9,953

Total revenue	$179,955	$162,172

	March 31, 2006	December 31, 2005
Property and equipment, net (end of period):
Americas	$251,657	$249,922
Europe	9,428	9,649
Asia	1,849	1,654

Total property and equipment, net	$262,934	$261,225

Substantially all of the Company’s intangible assets and other non-current assets reside in the Americas geographic region.

NOTE 9—SUBSEQUENT EVENTS

On May 10, 2006, the Board of Directors of the Company declared a 1-for-15 reverse stock split of the Company’s common stock. The record date for the reverse stock split was June 5, 2006 and the effective date was June 6, 2006. All share and per share information included in the accompanying condensed consolidated financial statements and related notes thereto have been adjusted for the reverse stock split. Stockholders will receive cash in lieu of any fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split.

Also on May 10, 2006, the Company announced that it had entered into an Exchange and Recapitalization Agreement (the Exchange Agreement) with the holders of its Series A Preferred, par value $0.01 per share, pursuant to which the holders have agreed to exchange (the Exchange) their shares of Series A Preferred for an aggregate of 37,417,347 shares of the Company’s common stock, par value $0.01 per share. The Company anticipates the Exchange will be effected by July 2006.

Holders of the Series A Preferred, representing approximately 99% of the shares to be received in the Exchange, have agreed not to sell any of such shares, except in certain circumstances, until November 1, 2006.

While the accompanying condensed consolidated financial statements and related notes thereto have been adjusted to reflect the reverse stock split previously described, they have not been revised to reflect the Exchange. The Exchange will result in the issuance of 37,417,347 additional shares of the Company’s common stock, further diluting the existing holdings of common stockholders prior to the Exchange.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit No.	Description
23.1	Consent of Ernst & Young LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: July 25, 2006	By:	/s/ Jeffrey H. VonDeylen
	Name:	Jeffrey H. VonDeylen
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Ernst & Young LLP.